Exhibit 99

FOR IMMEDIATE RELEASE	February 27, 2007
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 7
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS 2006 EARNINGS,
ISSUES EARNINGS OUTLOOK FOR 2007

Tucson, Ariz. - UniSource Energy Corp. (NYSE: UNS) today reported earnings for 2006 of $67 million. This amounts to $1.91 per basic share of common stock or $1.80 per share on a diluted basis. UniSource Energy also announced it expects the company’s 2007 earnings will be between $1.55 and $1.95 per diluted share ($1.65 and $2.05 per basic share).

Strong utility customer growth, improved performance of generating plants at Tucson Electric Power Co. (TEP) and the benefits of bringing a new unit at the Springerville Generating Station (SGS) online contributed to the increase over UniSource Energy’s 2005 earnings of $46 million ($1.33 per basic share or $1.28 per share on a diluted basis). UniSource Energy’s March 2006 sale of Global Solar Energy also contributed to higher earnings by reducing losses on discontinued operations linked to that investment.

“Our improved financial results can be credited in part to the steady operations of TEP’s cost-effective generation assets," said James S. Pignatelli, Chairman, President and CEO of UniSource Energy. "In 2005, we experienced an extended summer shutdown of SGS Unit 2. This year, our plant availability was better than 90 percent for the year and exceeded 95 percent from June through September when customer demand is at its highest."

TEP added approximately 7,500 new customers in 2006, a 2 percent increase over the previous year. Sister company UniSource Energy Services (UES) added 10,000 customers in 2006, bringing UniSource Energy's customer growth rate to 3 percent for the combined companies. This year-over-year increase is double the utility industry's average growth rate of 1.5 percent.

UES reported earnings of $10 million in both 2006 and 2005. The company provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric.

On a consolidated basis, UniSource Energy generated $283 million of cash flow from operations in 2006, allowing the company to internally fund capital expenditures of $238 million while increasing its dividend to shareholders.

Tucson Electric Power Co.

TEP reported earnings for 2006 of $67 million, or $1.89 per basic UniSource Energy share, compared with $49 million, or $1.41 per basic UniSource Energy share, in 2005.

Factors affecting TEP's 2006 results include:

•	Retail revenues increased $28 million, or 4 percent compared with 2005, due primarily to warmer weather in the second quarter and customer growth of 2 percent;

•
Fuel costs increased $31 million due to increased generation at TEP’s coal-fired plants, generation from the Luna Energy Facility (Luna) beginning in April 2006 and fuel costs associated with SGS Unit 3. This increase was partially offset by a $24 million decrease in purchased power costs;

•
A $31 million increase in operating and maintenance expenses due primarily to generating plant maintenance, operating expenses at Luna, $9 million of operating costs related to SGS Unit 3 and a $7 million decrease in pre-tax gains from the sale of excess SO2 emission allowances;

•
An $8 million benefit from Tri-State for operating fees and its share of the common costs and transmission charges related to SGS Unit 3. This benefit is separate from reimbursements TEP receives from Tri-State for fuel and O&M expenses related to SGS Unit 3 as described above;

•	A $10 million increase in expenses related to the amortization of the Transition Recovery Asset; and

•	A $13 million decrease in total interest expense due primarily to debt retirements made in 2005 and the refinancing of its credit agreement in August 2006.

UNS Gas

UNS Gas reported net income for 2006 of $4 million, compared with net income of $5 million in 2005.

An increase in purchased energy expense of 26 percent and a $1 million increase in O&M expenses offset a $24 million increase in retail revenues. A 2 percent increase in retail therm sales coupled with a higher fuel surcharge during 2006 contributed to the increase in retail revenues. UNS Gas' retail customer base grew to approximately 145,000 by the end of 2006, a 5 percent increase from the previous year.

UNS Gas filed a general rate case in 2006 requesting an average 7 percent rate increase, or $10 million, to recover the costs of serving its growing customer base.

UNS Electric

UNS Electric reported earnings of $5 million for both 2006 and 2005.

A 6 percent increase in retail kWh sales was offset by higher O&M expenses, both of which were primarily due to customer growth. UNS Electric's customer base grew to approximately 93,000 customers, a 4 percent increase over 2005.

In December 2006, UNS Electric filed a general rate case seeking an average rate increase of approximately 5.5 percent, or $8.5 million, to recover its increasing capital and operating costs.

Discontinued Operations - Global Solar

UniSource Energy’s net income and earnings per share include Global Solar as a discontinued operation. Global Solar recorded losses of $2 million in 2006 and $6 million in 2005. Millennium Energy Holdings, a subsidiary that oversees UniSource Energy's unregulated investments, completed the sale of its interest in Global Solar on March 31, 2006.

Net Income and Earnings Per Share Summary

	Year-End		4th Quarter
Net Income (millions)	2006	2005	2006	2005
Tucson Electric Power	$66.7	$48.9	$9.3	$21.1
UNS Gas	4.4	5.0	2.7	2.9
UNS Electric	5.1	5.0	0.7	1.3
Other [1]	(7.0)	(6.7)	(1.2)	(1.5)
Income Before Discontinued Operations and
Cumulative Effect of Accounting Change	$69.2	$52.2	$11.5	$23.8
Discontinued Operations - Net of Tax [2]	(1.8)	(5.5)	0.9	(1.1)
Cumulative Effect of Accounting Change - Net of Tax	-	(0.6)	-	(0.6)
Net Income	$67.4	$46.1	$12.4	$22.1

Avg. Basic Shares Outstanding (millions)	35.3	34.8	35.4	35.0

	Year-End		4th Quarter
Basic Earnings Per UniSource Energy Share	2006	2005	2006	2005
Tucson Electric Power	$1.89	$1.41	$0.26	$0.60
UNS Gas	0.12	0.14	0.08	0.08
UNS Electric	0.14	0.14	0.02	0.04
Other [1]	(0.19)	(0.18)	(0.03)	(0.04)
Income Before Discontinued Operations and
Cumulative Effect of Accounting Change	$1.96	$1.51	$0.33	$0.68
Discontinued Operations - Net of Tax [2]	(0.05)	(0.16)	0.02	(0.03)
Cumulative Effect of Accounting Change - Net of Tax	-	(0.02)	-	(0.02)
Net Income	$1.91	$1.33	$0.35	$0.63

Diluted Earnings per Share
Income Before Discontinued Operations and	$1.85	$1.44	$0.32	$0.63
Discontinued Operations - Net of Tax [2]	(0.05)	(0.14)	0.02	(0.03)
Cumulative Effect of Accounting Change - Net of Tax	-	(0.02)	-	(0.02)
Net Income	$1.80	$1.28	0.34	0.58

(1) Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. (Millennium), a wholly-owned subsidiary of UniSource Energy.

(2) Relates to the discontinued operations and sale of Global Solar Energy, Inc. by Millennium on March 31, 2006.

UniSource Energy believes that the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

Earnings Outlook

UniSource Energy's management currently estimates that its 2007 full-year earnings will be between $1.55 and $1.95 per diluted share. Earnings in 2007 will be impacted by various factors including: rising fuel and transportation costs; increases in depreciation and amortization, including an increase in the amortization of the Transition Recovery Asset; lower interest expense; and a full-year of benefits from Springerville Unit 3.

Numerous factors can affect UniSource Energy's ability to reach the 2007 estimate. The factors include, but are not limited to: changes in accounting standards; uncertainties prevailing in the wholesale power market; regulatory decisions; performance of TEP's generating plants; the weather; the pace and strength of the regional economy; fuel and purchased power expense; changes to long-term contracts; changes in asset depreciable lives; and the amount of losses incurred by Millennium.

UniSource Energy's earnings are subject to the seasonal energy sales of its utilities. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

Discussion of 2006 Earnings and 2007 Outlook

UniSource Energy officials will discuss the company's 2006 year-end earnings and outlook for 2007 on February 28, 2007 beginning at 11:00 a.m. EST in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and Chief Executive Officer will host the call.

Internet Access

A live audio-only webcast of the conference call is available through a link at www.uns.com. Listeners are encouraged to visit the Web site at least 30 minutes before the event to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at uns.com.

Telephone Access

To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 1050924. A telephone replay will be available for seven days starting February 28, 2007. To listen to the replay, dial 800-642-1687 and reference confirmation code 1050924.

UniSource Energy's primary subsidiaries include Tucson Electric Power, which serves 392,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for 238,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to: changes in accounting standards; the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2006 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	December 31,		Increase / (Decrease)
(UNAUDITED)	2006	2005	Amount	Percent

Operating Revenues
Electric Retail Sales	$203,610	$196,033	$7,577	3.9
Electric Wholesale Sales	50,204	70,786	(20,582)	(29.1)
Gas Revenue	50,448	47,071	3,377	7.2
Other Revenues	13,618	3,203	10,415	N/M
Total Operating Revenues	317,880	317,093	787	0.2

Operating Expenses
Fuel	59,855	56,614	3,241	5.7
Purchased Energy	79,099	85,065	(5,966)	(7.0)
Other Operations and Maintenance	71,663	48,636	23,027	47.3
Depreciation and Amortization	33,735	32,777	958	2.9
Amortization of Transition Recovery Asset	14,905	12,553	2,352	18.7
Taxes Other Than Income Taxes	10,991	11,291	(300)	(2.7)
Total Operating Expenses	270,248	246,936	23,312	9.4
Operating Income	47,632	70,157	(22,525)	(32.1)

Other Income (Deductions)
Interest Income	4,559	5,144	(585)	(11.4)
Other Income	2,017	4,921	(2,904)	(59.0)
Other Expense	(706)	112	(818)	N/M
Total Other Income (Deductions)	5,870	10,177	(4,307)	(42.3)

Interest Expense
Long-Term Debt	18,292	18,664	(372)	(2.0)
Interest on Capital Leases	17,539	19,873	(2,334)	(11.7)
Other Interest Expense	1,046	650	396	60.9
Interest Capitalized	(232)	(743)	511	68.8
Total Interest Expense	36,645	38,444	(1,799)	(4.7)

Income Before Income Taxes, Discontinued Operations, and Cumulative Effect of Accounting Change	16,857	41,890	(25,033)	(59.8)
Income Tax Expense	5,306	18,140	(12,834)	(70.7)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	11,551	23,750	(12,199)	(51.4)
Discontinued Operations - Net of Tax	873	(1,062)	1,935	N/M
Cumulative Effect of Accounting Changes - Net of Tax	-	(626)	626	N/M

Net Income	$12,424	$22,062	$(9,638)	(43.7)

Weighted-average Shares of Common Stock Outstanding(000)	35,387	34,990	397	1.1

Basic Earnings per Share
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$0.33	$0.68	$(0.35)	(51.5)
Discontinued Operations - Net of Tax	$0.02	$(0.03)	$0.05	N/M
Cumulative Effect of Accounting Change - Net of Tax	-	$(0.02)	$0.02	N/M
Net Income	$0.35	$0.63	$(0.28)	(44.4)

Diluted Earnings per Share
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$0.32	$0.63	$(0.31)	(49.2)
Discontinued Operations - Net of Tax	$0.02	$(0.03)	$0.05	N/M
Cumulative Effect of Accounting Change - Net of Tax	-	$(0.02)	$0.02	N/M
Net Income	$0.34	$0.58	$(0.24)	(41.4)

Dividends Declared per Share	$0.21	$0.19	$0.02	10.5

	Three Months Ended
Tucson Electric Power	December 31,		Increase / (Decrease)
Electric MWh Sales:	2006	2005	Amount	Percent
Retail Sales	2,060,940	1,977,573	83,367	4.2
Wholesale Sales	970,458	1,006,755	(36,297)	(3.6)
Total	3,031,398	2,984,328	47,070	1.6

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.

UNISOURCE ENERGY 2006 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Twelve Months Ended
(in thousands of dollars, except per share amounts)	December 31,		Increase / (Decrease)
(UNAUDITED)	2006	2005	Amount	Percent

Operating Revenues
Electric Retail Sales	$932,307	$895,411	$36,896	4.1
Electric Wholesale Sales	187,994	178,667	9,327	5.2
Gas Revenue	159,598	135,909	23,689	17.4
Other Revenues	36,970	14,069	22,901	N/M
Total Operating Revenues	1,316,869	1,224,056	92,813	7.6

Operating Expenses
Fuel	257,515	226,278	31,237	13.8
Purchased Energy	329,516	324,351	5,165	1.6
Other Operations and Maintenance	247,069	215,600	31,469	14.6
Depreciation and Amortization	130,502	132,577	(2,075)	(1.6)
Amortization of Transition Recovery Asset	65,985	56,418	9,567	17.0
Taxes Other Than Income Taxes	46,136	47,328	(1,192)	(2.5)
Total Operating Expenses	1,076,723	1,002,552	74,171	7.4
Operating Income	240,146	221,504	18,642	8.4

Other Income (Deductions)
Interest Income	19,210	19,838	(628)	(3.2)
Other Income	7,453	10,985	(3,532)	(32.2)
Other Expense	(1,887)	(2,155)	268	12.4
Total Other Income (Deductions)	24,776	28,668	(3,892)	(13.6)

Interest Expense
Long-Term Debt	75,039	76,762	(1,723)	(2.2)
Interest on Capital Leases	72,586	79,098	(6,512)	(8.2)
Loss on Extinguishment of Debt	1,080	5,261	(4,181)	(79.5)
Other Interest Expense	7,922	3,153	4,769	N/M
Interest Capitalized	(4,884)	(3,978)	(906)	(22.8)
Total Interest Expense	151,743	160,296	(8,553)	(5.3)

Income Before Income Taxes, Discontiued Operations, and Cumulative Effect of Accounting Change	113,179	89,876	23,303	25.9
Income Tax Expense	43,936	37,623	6,313	16.8

Income Before Discontiued Operations and Cumulative Effect of Accounting Change	69,243	52,253	16,990	32.5
Discontinued Operations - Net of Tax	(1,796)	(5,483)	3,687	67.2
Cumulative Effect of Accounting Change - Net of Tax	-	(626)	626	N/M

Net Income	$67,447	$46,144	$21,303	46.2

Weighted-average Shares of Common Stock Outstanding (000)	35,264	34,798	466	1.3

Basic Earnings per Share
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$1.96	$1.51	$0.45	29.8
Discontinued Operations - Net of Tax	$(0.05)	$(0.16)	$0.11	68.8
Cumulative Effect of Accounting Change - Net of Tax	-	$(0.02)	$0.02	N/M
Net Income	$1.91	$1.33	$0.58	43.6

Diluted Earnings per Share
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$1.85	$1.44	$0.41	28.5
Discontinued Operations - Net of Tax	$(0.05)	$(0.14)	$0.09	64.3
Cumulative Effect of Accounting Change - Net of Tax	-	$(0.02)	$0.02	N/M
Net Income	$1.80	$1.28	$0.52	40.6

Dividends Declared per Share	$0.84	$0.76	$0.080	10.5

	Twelve Months Ended
Tucson Electric Power	December 31,		Increase / (Decrease)
Electric MWh Sales:	2006	2005	Amount	Percent
Retail Sales	9,201,419	8,874,985	326,434	3.7
Wholesale Sales	3,440,965	3,181,900	259,065	8.1
Total	12,642,384	12,056,885	585,499	4.9

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.